EXHIBIT 99.1

GE UNIT AND GEORESOURCES INVESTING UP TO $91 MILLION IN

OKLAHOMA OIL AND GAS RESERVES

HOUSTON and STAMFORD, Conn., June 2, 2008 — Partnering for a third time, GE Energy Financial Services, a unit of GE (NYSE: GE), and GeoResources, Inc. (NASDAQ: GEOI), a Houston-based exploration and production company, are investing up to $90.5 million to acquire and develop proven producing oil and gas reserves in Oklahoma.

GE Energy Financial Services and GeoResources formed a new partnership, OKLA Energy Partners, LP, to acquire 82 percent of the assets from a group of private sellers. A wholly owned subsidiary of GeoResources will purchase the remaining 18 percent. The two entities entered into a purchase and sale agreement with the sellers to acquire the reserves for $60.5 million and expect to invest up to $30 million to develop additional proven reserves. The GE unit is investing 98 percent as limited partner in OKLA Energy Partners and GeoResources is investing two percent as general partner and operator. GeoResources’ ownership in OKLA Energy Partners may increase based upon the partnership’s performance. The acquisition is expected to close later this month.

The properties include more than 200 producing wells in multiple fields across Oklahoma and more than 90 drilling locations mostly classified as proved undeveloped. Current production is approximately 90 percent natural gas. Additional financial and operational details of the transaction were not disclosed.

“This transaction is consistent with GeoResources’ business strategy, which focuses on building reserves, production, cash flows and earnings and on expanding our acreage, development opportunities and exploration inventory,” said Frank A. Lodzinski, Chief Executive Officer of GeoResources. “The Oklahoma properties bring long-lived gas reserves and a large drilling inventory to our portfolio, establishing a significant footprint in Oklahoma for future expansion.”

GE Energy Financial Services partnered with a predecessor entity to GeoResources in 2003 to purchase oil and gas reserves located in Texas and the Louisiana Gulf Coast. The GE unit later sold its Limited Partner interest in these assets to GeoResources in the fourth quarter of 2007. In early 2007, GE Energy Financial Services again partnered with GeoResources to acquire oil and gas properties in the Giddings field in Texas.

“By again combining GE Energy Financial Services’ financial resources and industry knowledge with GeoResources’ demonstrated operational expertise, we expect strong results from our new high-potential reserves in Oklahoma,” said John Schaeffer, Managing Director and head of the oil and gas unit at GE Energy Financial Services.

Since 1991, GE Energy Financial Services’ Oil and Gas team has provided more than $3 billion in partnership equity for its independent private and public oil and gas partner-operators in the United States. Based in Stamford, Connecticut – with offices in Houston and Denver, Colorado – the Oil and Gas unit is active in all major onshore basins and in shallow water Gulf of Mexico. Its 21 partnership investments own interests in 8,200 wells and produce an estimated 21,350 barrels of oil equivalent daily.

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest and Gulf Coast, Mid-continent, Williston Basin and Rocky Mountains. For more information, visit our website at www.georesourcesinc.com.

About GE Energy Financial Services

GE Energy Financial Services’ 350 experts invest globally with a long-term view, backed by the best of GE’s technical know-how and financial strength, across the capital spectrum and the energy and water industries, to help their customers and GE grow. With $19 billion in assets, GE Energy Financial Services, based in Stamford, Connecticut, invests more than $5 billion annually in two of the world’s most capital-intensive industries, energy and water. More information: www.geenergyfinancialservices.com.

About GE

GE (NYSE: GE) is Imagination at Work — a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit www.ge.com.

Forward-Looking Statements

Information herein related to GeoResources, Inc. contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” or “continue,” or comparable words. All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, readers are encouraged to read our Annual Report on Form 10-KSB/A for the year ended December 31, 2007, and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein. Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).

Contact:

Cathy Kruse, GeoResources, Inc.

(701) 572-2020 ext 113

cathyk@geoi.net

Ken Koprowski, GE Energy Financial Services

(203) 961-5743

ken.koprowski@ge.com

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